Exhibit 99.1

CONTACT

George J. Longo	Carl Hymans
Vice President, CFO	G.S. Schwartz & Co.
(215) 345-0919	(212) 725-4500
carlh@schwartz.com

Quigley Increases Revenues to $53.7 Million; Net Income to $3.2 Million for Fiscal Year;

- 2005 Profitability Continues while Investing $3.8 Million in R&D -

DOYLESTOWN, PA. – February 23, 2006 – The Quigley Corporation (Nasdaq: QGLY) today reported net sales of $17.7 million, for the fourth quarter ended December 31, 2005, compared to $17.8 million reported for the same period in 2004. For the year ended December 31, 2005, net sales were $53.7 million, an increase of 22.1%, compared to $44.0 million in 2004.

Net sales of the Company’s Cold Remedy and Health and Wellness segments remained relatively unchanged during the fourth quarter of 2005 as compared to 2004. Even though the Health and Wellness segment was relatively unchanged, there was a continued shift from the number of active domestic independent representatives to active international independent representatives, which reflected an increase of 91.8% for this segment’s international sales as compared to 2004.

The increase in net sales for the year ended December 31, 2005 reflects an 28.2% increase in the Company’s Cold Remedy segment; a 418.4% increase in the Contract Manufacturing segment, which is due to an entire year’s activity in 2005 as compared to three months for 2004; and also reflects the Health and Wellness segment remaining relatively unchanged. As in the quarter, sales of the Health and Wellness segment remained relatively unchanged due to a decline in the number of active domestic independent representatives, which were offset by this segment’s gains in international distribution of 54.3%.

The Company’s Cold Remedy net sales for the year outpaced its category as the further expansion of the Cold Remedy segment reflects the success of strategic marketing initiatives; new product extensions of COLD-EEZE® and a notable increase in consumer acceptance and expanded household penetration. The incidence of colds can vary each year with the early part of 2005 reflecting more colds and higher sales than the previous year, thereby affecting subsequent quarterly sales for the remainder of the year and comparisons as was present in the fourth quarter of 2005 as compared to 2004.

Net income for the fourth quarter ended December 31, 2005 was $2.2 million, or $0.16 per share, compared to net income of $2.0 million, or $0.13 per share, for the same period last year. Net income for the year ended December 31, 2005 was $3.2 million, or $0.24 per share, compared to a net income of $453,000, or $0.03 per share, for the same period last year.

Net income gains for the fiscal year 2005 are principally attributed to the significant increase in cold-remedy sales, which has a greater gross profit percentage and dollar margin and fewer fixed and directly variable costs than the other operating segments. During the fourth quarter and year ended December 31, 2005, the Company incurred research and development costs of $845,000 and $3.8 million, respectively, as compared to $837,000 and $3.2 million, for the comparable periods of 2004.

Gross profit percentage and dollar margins for the Cold Remedy segment for the year ended December 31, 2005 increased due to; increased cold remedy sales volume; the expiration in May 2005 of the founder’s commission and to the discontinuation of a cold remedy product, which reflected a charge of $1.4 million during the third quarter of 2004. This charge included a $422,000 write-off for inventory and a $974,000 reduction in net sales resulting from anticipated customer returns of the product. The gross profit percentage margins for the Health and Wellness declined due to inventory obsolescence and other charges. These gross profit gains of the Cold Remedy segment were also offset by substantially lower gross profit margins for the Contract Manufacturing segment, which is significantly lower than the other operating segments.

In addition to the foregoing net changes in gross profit, net income for the quarter and year ended December 31, 2005 as compared with the net income for the quarter and year ended 2004, was impacted by increased operating costs of all business segments, including non-manufacturing operating costs of the Contract Manufacturing segment in current operations rather than being carried as inventory. Net income results for the Cold-Remedy segment are substantially higher for the year 2005 as attained in 2004, which were affected by the relatively unchanged net income results of the Health and Wellness segment and were negatively impacted by the results of the Contract Manufacturing segment.

No tax or tax benefits to reduce income or losses are provided for the quarters and year ended December 31, 2005 and 2004, except for limitations imposed by the alternative minimum tax for 2005, since the Company is in a net operating loss carry-forward position.

Guy J. Quigley, Chairman, President and Chief Executive Officer stated, “We are pleased with the results for 2005 in which The Company’s Cold Remedy net sales for the year far outpaced its category for the second consecutive year. The dramatic increase in net sales is due largely to the further success of our Cold Remedy segment which generated greater profit margins, market penetration and customer acceptance of our COLD-EEZE® Cold Remedy products. The further expansion of the Cold Remedy segment continues to reap the benefits of our strategic marketing initiatives; new product extensions of COLD-EEZE® and ongoing efforts to generate greater consumer acceptance and expand household penetration.

The increase in net sales for the year also reflects a significant increase in our Contract Manufacturing segment, which incorporates sales for the entire year of 2005 as compared to three months for 2004. Although the Health and Wellness segment remained relatively unchanged, the Company generated a greater than 50% increase in its international distribution and we remain focused on expanding this international growth.”

“While the incidence of colds can vary each year, we are encouraged by the growth potential of our Cold Remedy segment to garner further consumer acceptance and enhance product sales. We are committed to developing products that provide potential to be an opportunity for expansion, market penetration and future growth by appealing to the broadest possible demographics of both younger and older adults.”

“We also remain focused on expanding our wholly-owned Ethical Pharmaceuticals subsidiary, Quigley Pharma, which is in the process of developing natural-source potential prescription medicinals for Diabetic Neuropathy, Systemic Radiation, Rheumatoid Arthritis, Avian Flu, Multiple Sclerosis and Ocular and Genital Herpes. In addition, we have received all eight Investigational New Animal Drug (INAD) numbers from the Center for Veterinary Medicine of the Food and Drug Administration species the Company applied for relative to its anti-viral compound, firmly establishing the Company’s veterinary commitment in parallel to the human drug development program. We continue moving forward with our development and testing phases of ethical pharmaceutical drugs and are confident that this segment of our business will be a source of future growth for the Company,” concluded Mr. Quigley.

The following is a list of formulations currently in the Quigley Pharm pipeline and an update on their progress:

Diabetic Neuropathy – QR-333: Two pre-clinical toxicity studies determined the compound to be safe for topical application. The next step is to secure the permission of the FDA to begin a Phase II B study to develop the most efficacious dose range of this topical compound on human patients.

Systemic Radiation – QR-336: There were encouraging results in a preliminary non-GLP animal study of this naturally derived radio protective compound against ionizing radiation. A pre-IND meeting was held at the FDA in October of 2004 with the Division of Medical Imaging and Radiopharmaceutical Drug Products. A GLP controlled animal study of the QR 336 formulation for the Radioprotection/Treatment of Radiation Lethality

Induced by Four MeV Photons in the C3H Mouse may begin this year.

Rheumatoid Arthritis – QR-440: Quigley Pharma received an additional Investigational New Animal Drug (INAD) number from the Center for Veterinary Medicine of the Food and Drug Administration. In previous studies, QR-440 has been shown to reduce inflammation and also suggests possible disease-modifying potential.

Avian Flu Compound – QR-441: Studies show that QR-441 impregnated masks prevented up to 99% of the viruses whereas the masks not treated with QR-441 had the ability to prevent up to 90% of the viruses passing through. More important and significant findings show that the QR-441 compound proved to deactivate the live viruses passing through these filters. Deactivation of live viruses in a range of 95.1 to 98.7% were observed in these studies. The Company is pursuing several development plans with all relevant government agencies and private organizations for various levels of approval.

Multiple Sclerosis – QR-442: Results of a mouse multiple sclerosis model (EAE) study has shown that the compound was found to delay onset of disease as well as considerably lowering severity. The data is sufficient to proceed with further studies, which may lead to an IND submission to the FDA.

Ocular and Genital Herpes – QR-435: In pre-clinical studies, the antiviral formulation demonstrates antiviral activity against Ocular and Genital Herpes, indicating a new research and development path for the versatile compound. The Company is pleased with the progress and indicated that continued research is required to confirm the compound’s safety and efficacy profiles.

The Quigley Corporation makes no representation that the US Food and Drug Administration or any other regulatory agency will grant an Investigational New Drug (“IND”) or take any other action to allow its formulations to be studied or marketed. Furthermore, no claim is made that potential medicine discussed herein is safe, effective, or approved by the Food and Drug Administration. Additionally, data that demonstrates activity or effectiveness in animals or in vitro tests do not necessarily mean the formula test compound, referenced herein will be effective in humans. Safety and effectiveness in humans will have to be demonstrated by means of adequate and well controlled clinical studies before the clinical significance of the formula test compound is known. Readers should carefully review the risk factors described in filings the Company files from time to time with the Securities and Exchange Commission.

The Quigley Corporation (Nasdaq: QGLY, http://www.Quigleyco.com) is a leading developer and marketer of diversified health products including the COLD-EEZE® family of patented zinc gluconate glycine (ZIGG(tm)) lozenges, gum and sugar free tablets. In October of 2004, The Company, through its wholly owned subsidiary, Quigley Manufacturing Inc. acquired two FDA approved facilities to manufacture its COLD- EEZE® branded lozenges. InnerLight Inc., a wholly owned subsidiary, was formed in December 2000 for the purpose of introducing new products to the marketplace through a network of independent distributors. In addition to Over-The-Counter (OTC) products, the Company has formed Quigley Pharma Inc. (http://www.QuigleyPharma.com), a wholly owned ethical pharmaceutical subsidiary, to introduce a line of naturally derived patented prescription drugs. The Quigley Corporation’s customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company’s actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

(Tables Follow)

Consolidated Statements of Operations (Unaudited)

The following represents condensed financial data (in thousands) except per share data:

	Three-Months Ended December 31, 2005	Three-Months Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2004
	($)	($)	($)	($)

Net Sales	17,741	17,750	53,658	43,947
Gross profit	10,803	9,278	27,794	20,375
Sales & marketing expenses	4,060	3,767	8,414	7,140
Administrative expenses	3,777	2,701	12,656	9,820
Research & development	845	797	3,784	3,233
Income taxes	65	-	65	-

Net income	2,163	1,970	3,217	453

Diluted income per share:
Net income	$0.16	$0.13	$0.24	$0.03
Diluted weighted average common shares
outstanding:	13,340,358	14,602,716	13,299,162	14,449,334

Consolidated Balance Sheets (Unaudited)

The following represents condensed financial data (in thousands) at December 31:

	2005 ($)	2004 ($)
Cash & cash equivalents	16,885	14,366
Accounts receivable, net	7,880	6,376
Inventory	3,900	3,455
Total current assets	30,248	24,961
Total assets	35,976	31,530
Total current liabilities	9,566	7,109
Long-term debt	1,036	2,464
Total stockholders’ equity	25,320	21,902